                                  EXHIBIT 11
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                     Quarter Ended  Quarter Ended
                                                     June 30, 1999  June 30, 1998
                                                     -------------  -------------
Net Income                                                $ 34,965       $ 42,815
                                                          ========       ========
Weighted average shares outstanding                        222,451        224,039
Reduction for common shares not yet released by
  Employee Stock Ownership Plan                             12,244         13,757
                                                          --------       --------
Total weighted average common shares
  outstanding for basic computation                        210,207        210,282
                                                          ========       ========
Basic earnings per share                                  $    .17       $    .20
                                                          ========       ========
Total weighted average common shares
  outstanding for basic computation                        210,207        210,282

Common stock equivalents due to dilutive
  effect of stock options                                    2,948          3,649
                                                          --------       --------
Total weighted average common shares and
  equivalents outstanding for diluted computation          213,155        213,931
                                                          ========       ========
Diluted earnings per share                                $    .16       $    .20
                                                          ========       ========

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